Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-279804, 333-272129, 333-256652, 333-231791, 333-204440, 333-182015, 333-167379, and 333-159708) pertaining to the Viasat, Inc. 401(k) Profit Sharing Plan of our report dated September 25, 2024, with respect to the financial statements and supplemental schedules of the Viasat, Inc. 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended March 31, 2024.

/s/ KBF CPAs LLP

Lake Oswego, Oregon

September 25, 2024